Exhibit 21.1
SUBSIDIARIES OF ADVERUM BIOTECHNOLOGIES, INC.

Name of Subsidiary	Country of Incorporation
Avalanche Australia PTY LTD	Australia
Annapurna Therapeutics, LTD	Ireland
Adverum NC, LLC	North Carolina, USA